Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-8 of Halcón Resources Corporation with respect to the information from our firm’s reserves report dated January 31, 2013, included in the Annual Report on Form 10-K of Halcón Resources Corporation for the fiscal year ended December 31, 2012, as well as in the notes to the financial statements included therein, in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering.

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ J. Carter Henson Jr., P.E.
J. Carter Henson Jr., P.E.
Senior Vice President

Houston, Texas
May 30, 2013